Exhibit 10.01


                        DEVELOPMENT CONSULTING AGREEMENT


         This Development Consulting Agreement ("Agreement") is entered into effective this 1st day of August, 2003, by and between Diversified Investment & Management Corporation, a California corporation ("DIMC") and Montgomery Realty Group, Inc., a Nevada corporation, and is based upon the following facts and representations:

A. On or about July 17, 2003, a written Purchase and Sale Agreement was entered into by and between Mr. Dinesh Maniar, an individual ("Maniar") and Montgomery Realty Group, Inc., a Nevada corporation ("Montgomery") whereby Montgomery agreed to purchase from Maniar that certain real property located at 234-240 Front Street, San Francisco, California (the "Property") for a purchase price of 4,485,000.

B. The Property consists of a four-story office building, which is vacant, except that the first floor and basement is leased to Schroeder's Restaurant pursuant to a 10 year lease.

C. In order for the remainder of the Property to become income producing, development of the Property will be required and the Purchase and Sale Agreement provided that Montgomery was purchasing not only the Property, but also all development rights and other intangibles.

D. Paragraph 2(b) of the Purchase and Sale Agreement further provided that Montgomery and DIMC could enter into an agreement whereby DIMC would act as a fee based consultant to assist Montgomery with the permit, entitlement and development process.

E. The Board of Directors of Montgomery approved the transaction on July 16, 2003 at a Special Meeting of the Directors and the sale closed on July 30, 2003.

F. DIMC is a California corporation wholly owned by Maniar and is the property management company employed by Montgomery to manage all of its real estate assets. DIMC was also the company managing the Property and working on its development process prior to the date of the Purchase and Sale Agreement and the officers of DIMC have experience in real estate development.

NOW THEREFORE the parties hereto agree as follows:

         1. DIMC agrees to provide consulting services to Montgomery with respect to all architectural services, environmental services, soils and ground testing services, structural engineers, construction contracts and contractors, construction estimation and bidding, planning and building permit application services, together with any and all related services to be performed in connection with the rehabilitation and development of the Property, including, but not limited to the specific services enumerated above.

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         2. Montgomery agrees to pay to DIMC a consulting fee of not less than
Twenty Five Thousand Dollars ($25,000) per month, payable at the end of each month, during the first three (3) months following the effective date of this Agreement, or until Entitlements are obtained, whichever is longer.. Montgomery further agrees to reimburse DIMC for all architectural fees, consultant fees, engineering fees and related fees and expenses, including all design and planning department approval and review fees, together with all other normal and customary costs associated with the renovation of a San Francisco office building into a modern, rentable and income producing property.

         3. Montgomery agrees to pay to DIMC a consulting fee for development itself, following this issuance of Entitlements, in an amount to be agreed upon between Montgomery and DIMC, and based upon the estimated development costs to be expended during the renovation itself.

         4. DIMC may ask Montgomery for reasonable retainers, from time to time, based upon the average expenses incurred in the preceding quarter, or such other amount as DIMC intends to spend in the upcoming quarter, with DIMC to provide to Montgomery such reasonable budget estimates and similar matters as Montgomery may from time to time request.

         5. This Agreement shall terminate upon the earlier of (A) three (3) years from the effective date hereof; (B) upon cessation of plans by Montgomery to develop the Property as an office building and giving at least thirty (30) days notice; or (C) upon either party giving the other party at least ninety
(90) days written notice of intent to terminate this Agreement.

         6. Miscellaneous Provisions

         A. Agreement Binding on Successors. The terms, covenants and agreements herein contained shall bind and inure to the benefit of Montgomery and DIMC, and each of their heirs, personal representatives, successors and assigns, subject to the provisions of this Lease. No rights, however, shall inure to the benefit of any assignee of DIMC unless the assignment to such assignee has been approved by Montgomery.

         B. Attorneys' Fees.

         If either party to this Agreement becomes a party to any litigation concerning this Agreement, or any matter that is the subject matter of this Agreement, the prevailing party shall be liable to that party for reasonable attorneys' fees and court costs incurred by it in the litigation.

         C. Sale of Premises. The term "Montgomery" as used in this Lease shall mean the owner of Montgomery's estate in and to the Leased Premises. If the Montgomery's interest and estate in and to the Leased Premises is sold or assigned by Montgomery, the seller shall be entirely freed, relieved and

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discharged of all covenants, agreements and obligations under this Lease, except those occurring prior to the date of such sale by Montgomery, and attributable to Montgomery's period of ownership of such interest and estate.

         D. Notices. Any notice or demand required or permitted by law or by any of the provisions of this Lease shall be in writing. All notices or demands by Montgomery to DIMC shall be deemed to have been properly given when served personally on an executive officer of DIMC or when sent by certified mail, return receipt requested, postage prepaid, and addressed to DIMC at the address set forth below. All notices or demands by DIMC to Montgomery shall be deemed to have been properly given if served personally on an executive officer of Montgomery, or when sent by certified mail, return receipt requested, postage prepaid, addressed to Montgomery at the address set forth below. Either party hereto may change the place to which notices are to be given by advising the other party in writing. If any notice or other document is sent by mail, as aforesaid, the same shall be deemed served or delivered forty-eight (48) hours after the mailing thereof, provided there is regular service by mail, at the time of such mailing, between the place of mailing and the place to which such notice or other document is mailed. In lieu of personal service or certified or registered mail, a notice or demand may be delivered by courier service which obtains receipt for delivery and the notice or demand shall be deemed delivered upon the date shown upon such receipt. If more than one individual or entity is collectively the DIMC under this Lease, service of any notice upon any of said individuals or entities shall be deemed as serviced upon all of said individuals and entities which collectively are the DIMC under this Lease.

         E. Section Headings. The headings or captions of sections in this Lease are for convenience and reference only, and they in no way define, limit or describe the scope or intent of this Lease or the provisions of such sections.

         F. Gender and Interpretation of Terms and Provisions. As used in this Lease and whenever required by the context thereof, each number, both singular or plural, shall include all numbers, and each gender shall include all genders. "Montgomery" and "DIMC" as used in this Lease or in any other instrument referred to in or made a part of this Lease shall likewise include both the singular and the plural, a corporation, co-partnership, individual or person acting in any fiduciary capacity as executor, administrator, trustee or in any other representative capacity. All covenants herein contained on the part of DIMC shall be joint and several.

         G. Time of Essence. Time is hereby expressly declared to be of the essence of this Lease and of each and every covenant, term, condition and provision hereof.

         H. Impartial Construction. The language in all parts of this Lease shall be in all cases construed as a whole according to its fair meaning and not strictly for nor against either Montgomery or DIMC.

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         I. Waiver. No waiver of any breach of the terms, covenants, agreements, restrictions or conditions of this Lease shall be construed as a waiver of any succeeding breach of the same or other covenants, agreements, restrictions or conditions of this Lease, nor shall consent to any assignment or sublease be deemed to waive any requirement of consent of Montgomery to any other assignment or sublease. The consent or approval of either party to or of any act or matter requiring consent or approval shall not be deemed to waive or render unnecessary consent to or approval of any subsequent or similar act or matter.

         J. Partial Invalidity. If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

         L. Remainder of Managed Properties. Both DIMC and Montgomery acknowledge and agree that that nothing contained herein shall be construed to modify any other written agreement between the parties hereto.

         N. Quarterly Reports. Not more than thirty (30) days after the end of each quarter, DIMC shall submit to Montgomery its expense report, and a statement indicating any retainers taken to defer anticipated expenses.

         O. Limitation on Liability. Anything in this Agreement to the contrary notwithstanding, DIMC agrees that it shall look solely to Montgomery as a corporation and shall not seek any damages from any officer or director of Montgomery.

         P. Waiver of Jury Trial. The parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Montgomery and DIMC, DIMC's use or occupancy of the Leased Premises, and/or any claim or injury or damage.

         Q. Law Governing. The laws of the state wherein the Leased Premises are located shall govern the validity, performance and enforcement of this Lease.

         R. Amendment. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors-in-interest.

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         S. Notices: All notices shall be sent to the following parties:

                Montgomery Realty Group, Inc.
                Attn: Dinesh Maniar
                400 Oyster Point Blvd.
                Suite 415
                So. San Francisco, CA 94080


                Diversified Investment & Management Corporation
                Attn: Mr. Larry C. Hickman
                400 Oyster Point Blvd.
                Suite 415
                So. San Francisco, CA 94080

Or such other address as the party may designate pursuant to subparagraph D above.

         IN WITNESS WHEREOF the parties hereto have executed this Agreement at South San Francisco effective the date first written above.


Montgomery Realty Group, Inc., a
Nevada corporation

/s/ Dinesh Maniar
------------------------------
By: Mr. Dinesh Maniar
Its: President


Diversified Investment & Management
Corporation, a California corporation

/s/ Larry C. Hickman
------------------------------
By: Mr. Larry C. Hickman
Its: Vice President

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